EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-177833, 333-188464 and 333-163996 on Form S-3 and Registration Statement No. 333-143275 and 333-44999 on Form S-8 of Ocwen Financial Corporation and subsidiaries (the “Company”) our report dated February 28, 2014 relating to the consolidated financial statements and our report dated February 28, 2014 on the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
February 28, 2014